Exhibit 99.1

News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	James M. Roolf
SVP, Corporate Relations Officer
TRADED: NASDAQ Global Select Market		(630) 875-7533
SYMBOL: FMBI		Jim.Roolf@firstmidwest.com
www.firstmidwest.com
FIRST MIDWEST BANCORP, INC. INCREASES CASH DIVIDEND TO $0.04 PER SHARE

ITASCA, IL, MAY 14, 2013 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company for First Midwest Bank, today announced that its Board of Directors has approved a 300% increase in the Company’s quarterly cash dividend on its common stock to $0.04 per share.  This quarterly cash dividend will be payable on July 16, 2013 to common stockholders of record on June 28, 2013 and will represent the 122nd consecutive dividend paid by the Company since its inception in 1983.

“The increase in our cash dividend reflects the significant progress made by our Company over the last year in improving its risk profile and earnings strength,” said Michael L. Scudder, First Midwest's President and Chief Executive Officer.  “As we look ahead, confidence in our business strategy and our solid capital strength leaves us well positioned to pursue opportunities for growth and return value to our stockholders.”

First Midwest, with assets of more than $8 billion, is the premier relationship-based banking franchise in the dynamic Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business, retail banking and wealth management services through approximately 95 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa.  First Midwest has been recognized by the Chicago Tribune as one of Chicago’s Top Workplaces for the third consecutive year by being named a National Standard Top Workplace.  Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

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